Exhibit 10.1
SCHNITZER STEEL INDUSTRIES, INC.
LONG-TERM INCENTIVE AWARD AGREEMENT
(FY 2015-2016 Performance Period)
On October 29, 2014, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Schnitzer Steel Industries, Inc. (the “Company”) authorized and granted a performance-based award to _________________ (“Recipient”) pursuant to Section 11 of the Company’s 1993 Stock Incentive Plan (the “Plan”). Compensation paid pursuant to the award is intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986 (the “Code”). By accepting this award, Recipient agrees to all of the terms and conditions of this Agreement.
1.    Award. Subject to the terms and conditions of this Agreement, the Company shall issue to the Recipient the number of shares of Class A Common Stock of the Company (“Performance Shares”) determined under this Agreement based on (a) the performance of the Company during the two-year period from September 1, 2014 to August 31, 2016 (the “Performance Period”) as described in Section 2, (b) Recipient’s continued employment during the Performance Period as described in Section 3, and (c) Recipient’s not engaging in actions prohibited by Section 4. Recipient’s “Target Share Amount” for purposes of this Agreement is _______ shares.
2.    Performance Conditions.
2.1    Payout Factor. Subject to adjustment under Sections 3, 4, 5, 6 and 7, the number of Performance Shares to be issued to Recipient shall be determined by multiplying the Payout Factor by the Target Share Amount. The “Payout Factor” shall be equal to the sum of (a) 50% of the EBITDA Payout Factor as determined under Section 2.2 below, plus (b) 50% of the ROE Payout Factor as determined under Section 2.3 below.
2.2    EBITDA Payout Factor.
2.2.1    The “EBITDA Payout Factor” shall be equal to the average of the Annual EBITDA Payout Factors determined for each of the two fiscal years of the Performance Period. The “Annual EBITDA Payout Factor” for each fiscal year shall be determined under the table below based on the Adjusted EBITDA for fiscal 2015 and the EBITDA Improvement for fiscal 2016; provided, however, that if the Adjusted Operating Income for any fiscal year is less than $0, the “Annual EBITDA Payout Factor” for that fiscal year shall be 0%.

Fiscal 2015 Adjusted	Fiscal 2016	Annual EBITDA
EBITDA (in millions)	EBITDA Improvement	Payout Factor

Less than _____	Less than _____	0%
_____	_____	50%
_____	_____	100%
_____	_____	125%
_____ or more	_____ or more	200%

If a Material Discontinuance occurs during fiscal 2015, the target levels of Fiscal 2015 Adjusted EBITDA at each performance level in the above table shall be reduced by the corresponding amount of EBITDA at each performance level for the business unit that is the subject of the Material Discontinuance as reflected in the Company’s Fiscal 2015 Operating Targets document dated October 29, 2014.
If the Adjusted EBITDA or EBITDA Improvement for any fiscal year is between any two data points set forth in the applicable column of the above table for that fiscal year, the Annual EBITDA Payout Factor shall be determined by interpolation between the corresponding data points in the last column of the table as follows: the difference between the Adjusted EBITDA or EBITDA Improvement and the lower data point shall be divided by the difference between the higher data point and the lower data point, the resulting fraction shall be multiplied by the difference between the two corresponding data points in the last column of the table, and the resulting product shall be added to the lower corresponding data point in the last column of the table, with the resulting sum being the Annual EBITDA Payout Factor.
2.2.2    The “Adjusted EBITDA” for any fiscal year shall mean the sum of the Company’s operating income for that fiscal year and the Company’s depreciation and amortization for that fiscal year, in each case as set forth in the audited consolidated financial statements of the Company and its subsidiaries for that fiscal year, and as adjusted in accordance with Section 2.4 below.
2.2.3    The “EBITDA Improvement” for any fiscal year shall be calculated by subtracting the Adjusted EBITDA for the immediately preceding fiscal year from the Adjusted EBITDA for that fiscal year, dividing the resulting amount by the Adjusted EBITDA for the immediately preceding fiscal year, and then expressing the quotient as a percentage and rounding to the nearest tenth of a percentage point.
2.2.4    The “Adjusted Operating Income” for any fiscal year shall mean the Company’s operating income for that fiscal year as set forth in the audited consolidated financial statements of the Company and its subsidiaries for that fiscal year, and as adjusted in accordance with Section 2.4 below.
2.2.5    “Material Discontinuance” shall mean a sale by the Company of all or any percentage interest of a business unit of the Company that is significant enough that a sale of all of the business unit would require discontinued operations accounting treatment or any other decision by the Company that requires a business unit to be accounted for as discontinued operations.
2.3    ROE Payout Factor.
2.3.1    The “ROE Payout Factor” shall be equal to the average of the Annual ROE Payout Factors determined for each of the two fiscal years of the Performance Period. The “Annual ROE Payout Factor” for each fiscal year shall be determined under the table below based on the Adjusted ROE for fiscal 2015 and the ROE Improvement for fiscal 2016; provided, however, that if the Adjusted ROE for any fiscal year is less than 0%, the “Annual ROE Payout Factor” for that fiscal year shall be 0%.

Fiscal 2015	Fiscal 2016	Annual ROE
Adjusted ROE	ROE Improvement	Payout Factor

Less than _____	Less than _____	0%
_____	_____	50%
_____	_____	100%
_____	_____	125%
_____ or more	_____ or more	200%

If a Material Discontinuance occurs during fiscal 2015, the target levels of Fiscal 2015 Adjusted ROE at each performance level in the above table shall be recalculated using amounts reflected in the Company’s Fiscal 2015 Operating Targets document dated October 29, 2014 by reducing the consolidated operating income of the Company at each performance level by the corresponding amount of operating income at each performance level for the business unit that is the subject of the Material Discontinuance, applying the applicable tax rate consistent with the operating income targets to the resulting modified income before income taxes at each level, dividing the resulting net income at each level by the forecasted shareholders’ equity, and then rounding (up or down) to the nearest tenth of a percentage point.
If the Adjusted ROE or ROE Improvement for any fiscal year is between any two data points set forth in the applicable column of the above table for that fiscal year, the Annual ROE Payout Factor shall be determined by interpolation between the corresponding data points in the last column of the table as follows: the difference between the Adjusted ROE or ROE Improvement and the lower data point shall be divided by the difference between the higher data point and the lower data point, the resulting fraction shall be multiplied by the difference between the two corresponding data points in the last column of the table, and the resulting product shall be added to the lower corresponding data point in the last column of the table, with the resulting sum being the Annual ROE Payout Factor.
2.3.2    The “Adjusted ROE” for any fiscal year shall be equal to Adjusted Net Income for that fiscal year divided by Average Adjusted Shareholders’ Equity for that fiscal year, expressed as a percentage and rounded to the nearest hundredth of a percentage point.

“Adjusted Net Income” for any fiscal year shall mean the net income (loss) attributable to SSI for that fiscal year as set forth in the audited consolidated statement of operations of the Company and its subsidiaries for the fiscal year, and as adjusted in accordance with Section 2.4 below. “Average Adjusted Shareholders’ Equity” for any fiscal year shall mean the average of five (5) numbers consisting of the Adjusted Shareholders’ Equity as of the last day of the fiscal year and as of the last day of the four preceding fiscal quarters. “Adjusted Shareholders’ Equity” as of any date shall mean the total SSI shareholders’ equity as set forth in the consolidated balance sheet of the Company and its subsidiaries as of the applicable date, and as adjusted in accordance with Section 2.4 below.
2.3.3    The “ROE Improvement” for any fiscal year shall be equal to the Adjusted ROE for that fiscal year minus the Adjusted ROE for the immediately preceding fiscal year.
2.4    Adjustments.
2.4.1    Change in Accounting Principle. If the Company implements a change in accounting principle during the Performance Period either as a result of issuance of new accounting standards or otherwise, and the effect of the accounting change was not reflected in the Company’s business plan at the time of approval of this award, then the Adjusted EBITDA, Adjusted Operating Income, Adjusted Net Income and Adjusted Shareholders’ Equity for each affected period shall be adjusted to eliminate the impact of the change in accounting principle.
2.4.2    Restructuring and Idling Charges. Adjusted EBITDA, Adjusted Operating Income and Adjusted Net Income for each fiscal year during the Performance Period shall be adjusted to eliminate the impact of any restructuring charges incurred by the Company during the Performance Period and any charges taken by the Company during the Performance Period resulting from the idling of facilities or equipment.
2.4.3    Impairments. Adjusted EBITDA, Adjusted Operating Income and Adjusted Net Income for each fiscal year during the Performance Period, and Adjusted Shareholders’ Equity as of each quarter end during the Performance Period, shall be adjusted to eliminate the impact of any charges taken by the Company during the Performance Period for impairment of goodwill or other intangible assets.

2.4.4    Discontinued Operations. Adjusted Net Income for each fiscal year during the Performance Period shall be adjusted to eliminate any profit or loss reported in the Company’s financial statements as discontinued operations. Adjusted EBITDA, Adjusted Operating Income and Adjusted Net Income for each fiscal year during the Performance Period shall be adjusted to eliminate (a) any and all operating income or income from joint ventures of any business unit that is the subject of a Material Discontinuance, and (b) any gain or loss or impact on operating income or net income from the full or partial disposition, either directly or through a joint venture of any Company subsidiary, substantially all of the assets of a Company subsidiary or a division or other material assets of a Company subsidiary, including related transaction expenses whether or not a transaction is completed.
2.4.5    Certain Environmental Accruals and Expenses. Adjusted EBITDA, Adjusted Operating Income and Adjusted Net Income for each fiscal year during the Performance Period, and Adjusted Shareholders’ Equity as of each quarter end during the Performance Period, shall be adjusted to eliminate the impact of any changes in environmental liabilities recorded during the Performance Period for investigation and remediation costs and natural resource damage claims in connection with the Portland Harbor Superfund Site and the other environmental matters listed as adjustments in the Company’s Fiscal 2015 Operating Targets document dated October 29, 2014 (“Environmental Accruals”). Adjusted EBITDA, Adjusted Operating Income and Adjusted Net Income for each fiscal year during the Performance Period shall also be adjusted to eliminate any fines, penalties, fees, costs and expenses incurred in connection with the Portland Harbor Superfund Site and the other environmental matters listed as adjustments in the Company’s Fiscal 2015 Operating Targets document dated October 29, 2014 (net of any insurance or other reimbursements thereof and excluding Environmental Accruals).
2.4.6    Inventory Adjustments. Adjusted EBITDA and Adjusted Operating Income for each fiscal year during the Performance Period (but not Adjusted Net Income) shall be adjusted to eliminate the impact of any charges taken by the Company during the Performance Period to reduce the recorded value of any inventories to net realizable value.
2.4.7 Share Based Compensation Adjustments. Adjusted EBITDA, Adjusted Operating Income and Adjusted Net Income for each fiscal year during the Performance Period shall be adjusted to eliminate any expense associated with any share-based payments to non-employees (other than directors).
2.4.8    Tax Impacts. All adjustments to Adjusted Net Income for the items listed in Sections 2.4.1 to 2.4.5 and 2.4.7 in any fiscal year shall be net of the discrete income tax impacts of the adjustments as certified by the Audit Committee based on the recommendation of the Chief Financial Officer.
3.    Employment Condition.
3.1    Full Payout. In order to receive the full number of Performance Shares determined under Section 2, Recipient must be employed by the Company on the October 31 immediately following the end of the Performance Period (the “Vesting Date”). For purposes of Sections 3 and 4, all references to the “Company” shall include the Company and its subsidiaries.

3.2    Retirement; Termination Without Cause After 12 Months. If Recipient’s employment with the Company is terminated at any time prior to the Vesting Date because of retirement (as defined in paragraph 6(a)(iv)(D) of the Plan), or if Recipient’s employment is terminated by the Company without Cause (as defined below) after the end of the 12th month of the Performance Period and prior to the Vesting Date, Recipient shall, subject to Section 4.1, be entitled to receive a pro-rated award to be paid following completion of the Performance Period. The number of Performance Shares to be issued as a pro-rated award under this Section 3.2 shall be determined by multiplying the number of Performance Shares determined under Section 2 by a fraction, the numerator of which is the number of days Recipient was employed by the Company since the beginning of the Performance Period and the denominator of which is the number of days in the period from the beginning of the Performance Period to the Vesting Date. Any obligation of the Company to issue a pro-rated award under this Section 3.2 shall be subject to and conditioned upon the execution and delivery by Recipient no later than the Vesting Date of a Release of Claims in such form as may be requested by the Company. For purposes of this Section 3.2, “Cause” shall mean (a) the conviction (including a plea of guilty or nolo contendere) of Recipient of a felony involving theft or moral turpitude or relating to the business of the Company, other than a felony predicated on Recipient's vicarious liability, (b) Recipient’s continued failure or refusal to perform with reasonable competence and in good faith any of the lawful duties assigned by (or any lawful directions of) the Company that are commensurate with Recipient’s position with the Company (not resulting from any illness, sickness or physical or mental incapacity), which continues after the Company has given notice thereof (and a reasonable opportunity to cure) to Recipient, (c) deception, fraud, misrepresentation or dishonesty by Recipient in connection with Recipient’s employment with the Company, (d) any incident materially compromising Recipient’s reputation or ability to represent the Company with the public, (e) any willful misconduct by Recipient that substantially impairs the Company’s business or reputation, or (f) any other willful misconduct by Recipient that is clearly inconsistent with Recipient’s position or responsibilities.
3.3    Death or Disability. If Recipient’s employment with the Company is terminated at any time prior to the Vesting Date because of death or disability, Recipient shall be entitled to receive a pro-rated award to be paid as soon as reasonably practicable following such event. The term “disability” means a medically determinable physical or mental condition of Recipient resulting from bodily injury, disease, or mental disorder which is likely to continue for the remainder of Recipient’s life and which renders Recipient incapable of performing the job assigned to Recipient by the Company or any substantially equivalent replacement job. For purposes of calculating the pro-rated award under this Section 3.3, the EBITDA Payout Factor and the ROE Payout Factor shall both be calculated as if the Performance Period ended on the last day of the Company’s most recently completed fiscal quarter prior to the date of death or disability. For this purpose, the Adjusted EBITDA and Adjusted Operating Income for any partial fiscal year shall both be annualized (e.g., multiplied by 4/3 if the partial period is three quarters) before determining the Annual EBITDA Payout Factor for that fiscal year, and the EBITDA Payout Factor shall be determined by averaging however many full and partial fiscal years for which an Annual EBITDA Payout Factor shall have been determined. Also for this purpose, the Adjusted Net Income for any partial fiscal year shall be annualized and the Average Adjusted Shareholders’ Equity shall be determined based on the average of Adjusted Shareholders’ Equity as of the last day of only those quarters that have been completed, before determining the Annual ROE Payout Factor for that partial fiscal year, and the ROE Payout Factor shall be determined by averaging however many full and partial fiscal years for which an Annual ROE Payout Factor shall have been determined. The number of Performance Shares to be issued as a pro-rated award under this Section 3.3 shall be determined by multiplying the number of Performance Shares determined after applying the modifications described in the preceding sentences by a fraction, the numerator of which is the number of days Recipient was employed by the Company since the beginning of the Performance Period and the denominator of which is the number of days in the period from the beginning of the Performance Period to the Vesting Date.

3.4    Other Terminations. If Recipient’s employment by the Company is terminated at any time prior to the Vesting Date and neither Section 3.2 nor Section 3.3 applies to such termination, Recipient shall not be entitled to receive any Performance Shares.
4.    Non-Competition.
4.1    Consequences of Violation. If the Company determines that Recipient has engaged in an action prohibited by Section 4.2 below, then:
4.1.1    Recipient shall immediately forfeit all rights under this Agreement to receive any unissued Performance Shares; and
4.1.2    If Performance Shares were issued to Recipient following completion of the Performance Period, and the Company’s determination of a violation occurs on or before the first anniversary of the Vesting Date, Recipient shall repay to the Company (a) the number of shares of Common Stock issued to Recipient under this Agreement (the “Forfeited Shares”), plus (b) the amount of cash equal to the withholding taxes paid by withholding shares of Common Stock from Recipient as provided in Section 7. If any Forfeited Shares are sold by Recipient prior to the Company’s demand for repayment, Recipient shall repay to the Company 100% of the proceeds of such sale or sales. The Company may, in its sole discretion, reduce the amount to be repaid by Recipient to take into account the tax consequences of such repayment for Recipient.
4.2    Prohibited Actions. The consequences described in Section 4.1 shall apply if during Recipient’s employment with the Company, or at any time during the period of one year following termination of such employment, Recipient, directly or indirectly, owns, manages, controls, or participates in the ownership, management or control of, or is employed by, consults for, or is connected in any manner with:
4.2.1    if Recipient is, or was at the time of termination of employment, employed by the Company’s Steel Manufacturing Business (“SMB”), any business that (a) is engaged in the steel manufacturing business, (b) produces any of the same steel products as SMB, and (c) competes with SMB for sales to customers in California, Oregon, Washington, Nevada, British Columbia or Alberta;
4.2.2    if Recipient is, or was at the time of termination of employment, employed by the Company’s Metals Recycling Business (“MRB”), any business that (a) is engaged in the metals recycling business, and (b) operates a metal recycling collection or processing facility within 75 miles of any of MRB’s metal recycling facilities;
4.2.3    if Recipient is, or was at the time of termination of employment, employed by the Company’s Auto Parts Business (“APB”), any business that (a) is engaged in the self-service used auto parts business, and (b) operates a self-service used auto parts store within 75 miles of any of APB’s stores; or
4.2.4    if Recipient is, or was at the time of termination of employment, employed in the Company’s Corporate Shared Services Division, any business that is described in Section 4.2.1, Section 4.2.2 or Section 4.2.3.
5.    Company Sale.
5.1    If a Company Sale (as defined below) occurs before the Vesting Date, Recipient shall be entitled to receive an award payout no later than the earlier of fifteen (15) days following such event or the last day on which the Performance Shares could be issued so that Recipient may participate as a shareholder in receiving proceeds from the Company Sale. The amount of the award payout under this Section 5.1 shall be the amount determined using a Payout Factor equal to the greater of (a) 100%, or (b) the Payout Factor calculated as if the Performance Period ended on the last day of the Company’s most recently completed fiscal quarter prior to the date of the Company Sale. For this purpose, the Adjusted EBITDA and Adjusted Operating Income for any partial fiscal year shall both be annualized (e.g., multiplied by 4/3 if the partial period is three quarters) before determining the Annual EBITDA Payout Factor for that fiscal year, and the EBITDA Payout Factor shall be determined by averaging however many full and partial fiscal years for which an Annual EBITDA Payout Factor shall have been determined. Also for this purpose, the Adjusted Net Income for any partial fiscal year shall be annualized and the Average Adjusted Shareholders’ Equity shall be determined based on the average of Adjusted Shareholders’ Equity as of the last day of only those quarters that have been completed, before determining the Annual ROE Payout Factor for that partial fiscal year, and the ROE Payout Factor shall be determined by averaging however many full and partial fiscal years for which an Annual ROE Payout Factor shall have been determined.
5.2    For purposes of this Agreement, a “Company Sale” shall mean the occurrence of any of the following events:
5.2.1    any consolidation, merger or plan of share exchange involving the Company (a “Merger”) in which the Company is not the continuing or surviving corporation or pursuant to which outstanding shares of Class A Common Stock would be converted into cash, other securities or other property; or
5.2.2    any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company.
6.    Certification and Payment. As soon as practicable following the completion of the audit of the Company’s consolidated financial statements for the final fiscal year of the Performance

Period, the Company shall calculate the Payout Factor and the corresponding number of Performance Shares issuable to Recipient. This calculation shall be submitted to the Committee. No later than the Vesting Date the Committee shall certify in writing (which may consist of approved minutes of a Committee meeting) the levels of Adjusted EBITDA and Adjusted ROE attained by the Company for fiscal 2015, the levels of, EBITDA Improvement and ROE Improvement attained by the Company for fiscal 2016, the Tax Impacts applied in calculating Adjusted ROE in each fiscal year and the number of Performance Shares issuable to Recipient based on the Company’s performance. Subject to applicable tax withholding, the number of Performance Shares so certified shall be issued to Recipient as soon as practicable following the Vesting Date, but no Performance Shares shall be issued prior to certification. No fractional shares shall be issued and the number of Performance Shares deliverable shall be rounded to the nearest whole share. In the event of the death or disability of Recipient as described in Section 3.3 or a Company Sale as described in Section 5, each of which requires an award payout earlier than the Vesting Date, a similar calculation and certification process shall be followed within the time frames required by those sections.
7.    Tax Withholding. Recipient acknowledges that, on the date the Performance Shares are issued to Recipient (the “Payment Date”), the Value (as defined below) on that date of the Performance Shares will be treated as ordinary compensation income for federal and state income and FICA tax purposes, and that the Company will be required to withhold taxes on these income amounts. To satisfy the required minimum withholding amount, the Company shall withhold the number of Performance Shares having a Value equal to the minimum withholding amount. For purposes of this Section 7, the “Value” of a Performance Share shall be equal to the closing market price for Class A Common Stock on the last trading day preceding the Payment Date.
8.    Changes in Capital Structure. If the outstanding Class A Common Stock of the Company is hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any stock split, combination of shares or dividend payable in shares, recapitalization or reclassification, appropriate adjustment shall be made by the Committee in the number and kind of shares subject to this Agreement so that the Recipient’s proportionate interest before and after the occurrence of the event is maintained.
9.    Approvals. The obligations of the Company under this Agreement are subject to the approval of state, federal or foreign authorities or agencies with jurisdiction in the matter. The Company will use its reasonable best efforts to take steps required by state, federal or foreign law or applicable regulations, including rules and regulations of the Securities and Exchange Commission and any stock exchange on which the Company’s shares may then be listed, in connection with the award evidenced by this Agreement. The foregoing notwithstanding, the Company shall not be obligated to deliver Class A Common Stock under this Agreement if such delivery would violate or result in a violation of applicable state or federal securities laws.
10.    No Right to Employment. Nothing contained in this Agreement shall confer upon Recipient any right to be employed by the Company or to continue to provide services to the Company or to interfere in any way with the right of the Company to terminate Recipient’s services at any time for any reason, with or without cause.

11.    Miscellaneous.
11.1    Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to the subjects hereof.
11.2    Notices. Any notice required or permitted under this Agreement shall be in writing and shall be deemed sufficient when delivered personally to the party to whom it is addressed or when deposited into the United States Mail as registered or certified mail, return receipt requested, postage prepaid, addressed to the Company, Attention: Corporate Secretary, at its principal executive offices or to Recipient at the address of Recipient in the Company’s records, or at such other address as such party may designate by ten (10) days’ advance written notice to the other party.
11.3    Assignment; Rights and Benefits. Recipient shall not assign this Agreement or any rights hereunder to any other party or parties without the prior written consent of the Company. The rights and benefits of this Agreement shall inure to the benefit of and be enforceable by the Company’s successors and assigns and, subject to the foregoing restriction on assignment, be binding upon Recipient’s heirs, executors, administrators, successors and assigns.
11.4    Further Action. The parties agree to execute such instruments and to take such action as may reasonably be necessary to carry out the intent of this Agreement.
11.5    Applicable Law; Attorneys’ Fees. The terms and conditions of this Agreement shall be governed by the laws of the State of Oregon. In the event either party institutes litigation hereunder, the prevailing party shall be entitled to reasonable attorneys’ fees to be set by the trial court and, upon any appeal, the appellate court.
11.6    Severability. Each provision of this Agreement will be treated as a separate and independent clause and unenforceability of any one clause will in no way impact the enforceability of any other clause. Should any of the provisions of this Agreement be found to be unreasonable or invalid by a court of competent jurisdiction, such provision will be enforceable to the maximum extent enforceable by the law of that jurisdiction.

SCHNITZER STEEL INDUSTRIES, INC.
By________________________________________________________________________
Title_______________________________________________________________________